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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


*
IntegraMed America, Inc.

*

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Common Stock

*
45810N302

*
Elizabeth D. Giorgis
	Gruber and McBaine Capital Management
  50 Osgood Place, Penthouse
San Francisco, CA 94133
(415) 981-2101
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

*
March 22, 2001

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.





The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 45810N302	Page 2 of 10 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
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3	SEC USE ONLY
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4	SOURCE OF FUNDS*

AF
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5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
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6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
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     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	233,725
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
233,725
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11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
233,725
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12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
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13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.78
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14	TYPE OF REPORTING PERSON*
OO
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*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 45810N302	Page 3 of 10 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
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3	SEC USE ONLY
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4	SOURCE OF FUNDS*

AF, PF
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5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
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6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
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     NUMBER OF	7	SOLE VOTING POWER
 SHARES	20,325
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	233,725
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	20,325
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
233,725
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11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
254,050
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12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
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13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.46
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14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 45810N302	Page 4 of 10 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON McBAINE
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
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3	SEC USE ONLY
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4	SOURCE OF FUNDS*

AF, PF
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5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
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6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
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     NUMBER OF	7	SOLE VOTING POWER
 SHARES	11,050
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	233,725
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	11,050
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
233,725
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11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
244,775
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12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
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13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.15
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14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 45810N302	Page 5 of 10 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

THOMAS O. LLOYD-BUTLER
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X /
(b)	/ /
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3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
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5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
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6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STTES
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     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	233,725
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
233,725
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
233,725
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.78
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 45810N302	Page 6 of 10 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

ERIC B. SWERGOLD
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	233,725
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
233,725
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
233,725
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.78
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 45810N302	Page 7 of 10 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of IntegraMed America, Inc. ("INMD"). The principal executive office of INMD is located at One Manhattanville Road, Purchase, NY 10577-2100.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-Butler
(TLB); Eric B. Swergold (EBS).

(b)	The business address of LLC, Gruber, McBaine, TLB, and EBS is 50
Osgood Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC and TLB and EBS are members of LLC.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of America.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	$74312
Gruber	Personal Funds	$8181
McBaine	Personal Funds	$7243

SCHEDULE 13D

CUSIP No. 45810N302	Page 8 of 10 Pages


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.



ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

LLC	233725	7.78		0		233725	0		233725
Gruber254050	8.46		20325	233725	20325	233725
McBaine244775	8.15		11050	233725	11050	233725
TLB	233725	7.78		0		233725	0		233725
EBS	233725	7.78		0		233725	0		233725

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since January 22, 2001:

Purchase	Number	Price
Name	 or Sale	Date	of Shares	Per Share

Gruber	P	1/22/01		2000			2.31
LLC		P	1/22/01		6500			2.31
McBaine	P	1/22/01		1500			2.31
LLC		P	1/23/01		9000			2.25
McBaine	P	1/23/01		1000			2.25
Gruber	P	1/30/01		1400			2.54
LLC		P	1/30/01		4300			2.54
McBaine	P	1/30/01		600			2.54
LLC		P	2/1/01		1000			2.67
LLC		P	2/20/01		5500			2.26
LLC		P	2/26/01		1500			2.80
LLC		P	4/3/01		1500			2.50
LLC		P	4/9/01		1700			2.98

SCHEDULE 13D

CUSIP No. 45810N302	Page 9 of 10 Pages

ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of its various investment advisory clients and investment partnership for which it is the general partner, and to vote and dispose of those securities. The securities with which indirect beneficial ownership is reported are owned directly by the partnership and client accounts. The reporting person disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is reported, except to the extent of the reporting person's pro rata pecuniary interest therein. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	April 10, 2001

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Eric B. Swergold

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

SCHEDULE 13D

CUSIP No. 45810N302	Page 10 of 10 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of IMND. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, L.L.C., as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  April 10, 2001

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Eric B. Swergold

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager



F:\DMS\M-CORP\INV_ADV\0113476.WP
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